Exhibit 10.6

Certain confidential information contained in this document, marked by brackets as [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed. In addition, certain personally identifiable information contained in this document, marked by brackets as [***], has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

Local Agreement - Greece (“Local .gr Agreement”)

Playtech [***] Integration Platform: Software License and Services Agreement

This Local .gr Agreement is made and entered into by and among:

[***] (“Playtech Local Entity”); and

[***] (“PTR’’); and

[***] (‘‘Euro Live” and together with Playtech Local Entity and PTR, “Playtech Local Entities’’), on one part;

and

GAMART LIMITED, with its registered address at 170 Pater House, Level 1 (Suite Al90), Psaila Street, Birkirkara BKR 9077, Malta (“Gamart Local Entity’’), on the other part.

on 15th February 2021

Whereas:

(A)PLAYTECH SOFTWARE LIMITED (“Playtech’’), LOGFLEX MT LIMITED (“Logflex’’) and NOVIGROUP LIMITED (‘‘Novigroup’’) (Logflex and Novigroup shall be referred hereinafter, jointly and severally, as “Licensee’’) have entered into a Playtech [***]Integration Platform: Software License and Services Agreement [***] (the Playtech [***] Integration Platform: Software License and Services Agreement, including all schedules attached thereto shall be referred to as the “Agreement’’) under which Playtech grants a License to Licensee for Casino Games (including Progressive Jackpot Games and Live Games) and related services.

(B) In August 2020, a new legislation was published by the HGC which requires both operators and software providers to obtain permanent gaming licenses in the Territory (as such terms are defined below);

(C)The Gamart Local Entity, a member of Licensee’s Group, and Playtech Local Entities, members of Playtech’s Group, are in the process of obtaining the required gambling licenses (for a platform provider and for a ‘B2C’ operator (gambling license holder), as applicable) from the HGC;

(D)The Gamart Local Entity wishes to acquire a license to use Playtech Local Entity’s software products for its business in the Territory and Playtech Local Entity is willing to grant the Gamart Local Entity such a license on the terms and conditions of the Agreement and this Local .gr Agreement;

(E)The Gamart Local Entity wishes Playtech Local Entity to provide certain services to it in relation to the operation of its Online Gambling System in the Territory and Playtech Local Entity is willing to provide such services, directly or through members of its Group and its sub-contractors, on the terms and conditions of the Agreement and this Local .gr Agreement; and

(F)[***]

It is therefore agreed as follows:

1.	Defined Terms
1.1.

The defined terms capitalized throughout the Agreement and set forth in Clause 1.2 of this Local .gr Agreement shall govern the interpretation of this Local .gr Agreement. In the event of any conflict between the meaning of a term defined in the Agreement and a term defined in this Local .gr Agreement, this Local .gr Agreement shall have precedence.

1.2.	The following capitalized terms shall have the following specific meanings in this Local .gr Agreement:
1.2.1.

“Applicable Gaming Tax” means the Territory’s gambling taxes and duties imposed directly in respect of the bets placed on any of the games provided by Playtech Local Entity pursuant to this Local .gr Agreement, and which Gamart Local Entity has actually paid.

1.2.2.

“Applicable Law” means all laws of any territory that are applicable to this Local .gr Agreement, to any of the Local Parties hereto or to any activity of any of the Local Parties hereto, as amended and in force from time to time, and the rules, regulations, orders, licenses or permits issued thereunder, including, without limitation, any rules, regulations, orders, licenses and permits of any Competent Authority.

1.2.3.	“Business Day” means any day which is not a Saturday, Sunday or a public or bank holiday in the Territory.
1.2.4.

“Competent Authority” means any governmental, judicial or regulatory authority having jurisdiction over this Local .gr Agreement, any of the Local Parties hereto or any activity of any of the Local Parties hereto such as the HGC.

1.2.5.

“Digital Platforms” means the Digital Platforms that the Gamart Local Entity elects to use for the purposes of this Local .gr Agreement and any replacement or successor of such Digital Platforms or additional Digital Platforms on which End Users can access the Gamart Local Entity’s Online Gambling System.

1.2.6.	“Gamart Greek Remote Gambling License” means the remote gambling license to be granted by the HGC to Gamart Local Entity for the offering of remote games.
1.2.7.	“HGC” means the gaming regulatory body, responsible for regulating the online gaming industry in the Territory, whether it is the Hellenic Gaming Commission or its successor.
1.2.8.

“Licensed Software” means Playtech Local Entity’s online gambling software, including the Casino Games, Progressive Jackpot Games and Live Games, provided by Playtech Local Entity to the Gamart Local Entity pursuant to the terms and conditions of this Local .gr Agreement and the Agreement, any additional Playtech Local Entity’s online gambling products which may be added to this Local .gr Agreement from time to time, and any Updates to Playtech Local Entity’s games for the compliance on the Go Live Date with the HGC’s rules and regulations (also by the Licensed Software configuration); the Licensed Software is comprised of the Game Server Software and the End User Software, together, including any Updates thereto.

1.2.9.	“Local .gr Agreement’’ means this Local agreement.
1.2.10.	“Local Parties” means the parties to this Local .gr Agreement.
1.2.11.	“Online Gambling Regulations” means the applicable legislation and regulations concerning online gambling in the Territory.
1.2.12.	“Territory” means the Hellenic Republic (Greece).
2.	Local .gr Agreement
2.1.	As of the Effective Date (as defined below), all activities relating to the Territory shall be governed by and be subject to the terms of this Local .gr Agreement.

2.2.

The terms of the Agreement are hereby incorporated, mutatis mutandis, into this Local .gr Agreement provided that references in the Agreement to Playtech shall be read as references to Playtech Local Entity (or Playtech Local Entities, if applicable), references to Licensee shall be read as references to the Gamart Local Entity and references to the Agreement shall be read as references to this Local .gr Agreement, unless such references by nature only relate to the Parties of the Agreement or the Agreement (e.g. this incorporation of the Agreement shall not entitle the Local Parties to implement any changes of the Agreement).

2.3.	In the event of any conflict between this Local .gr Agreement and the Agreement, the Local .gr Agreement shall have precedence.
3.	Amendments to the Agreement
3.1.	Scope of License

Further to Clause 2.3 of Schedule 1 to the Agreement, in consideration of the License Fees set out in the Cover Form of the Agreement and subject to the terms of this Local .gr Agreement and the Agreement, Playtech Local Entity shall grant to the Gamart Local Entity a limited, personal, non-transferable, non-exclusive, non-assignable, royalty-bearing license to the Licensed Software, limited to the Territory, valid only for the duration of this Local .gr Agreement (the “Greek License’’), For the avoidance of doubt, the Greek License shall include the ancillary rights set out in Clause 2. 1 of the Agreement.

3.2.	Safe (Electronic Vault)

If required, Gamart Local Entity will contract directly with a safe provider for the data storage, as and when required by the Online Gambling Regulation. If Gamart Local Entity will choose a safe provider not already integrated with Playtech Local Entity, it will pay to Playtech Local Entity, if such integration is required, the cost of integration on a time and material basis.

3.3.	Term and Termination

This Local .gr Agreement shall enter into force subject to: (i) the grant of the Gamart Local Entity’s Greek Remote Gaming License by the HGC to the Gamart Local Entity; (ii) the grant to Playtech Local Entities of any licences which are required from a software provider by the HGC; and (iii) the HGC’s approval for the Go Live Date of the Online Gambling System in the Territory in accordance with the Online Gaming Regulations (the “Effective Date”) and shall be in full force and effect until termination or expiration of the Agreement in accordance with its terms.

3.4.	Payment

The Gamart Local Entity shall pay to Playtech Local Entity the Fees in accordance with the Agreement.

3.5.	Gambling Licenses and Homologation

3.5.1. The Gamart Local Entity warrants and undertakes that it shall obtain and maintain during the term of this Local .gr Agreement all necessary and appropriate Gaming Licenses in the Territory, as and when required under the Applicable Law at its own expense.

3.5.2.

Playtech Local Entity shall make reasonable commercial efforts to assist the Gamart Local Entity in obtaining the Gambling Licenses in the Territory at the Gamart Local Entity’s expense, without derogating from Gamart Local Entity obligation to obtain all such Gambling Licenses.

3.5.3.

Playtech Local Entity warrants and represents that it shall during the term of this Local .gr Agreement, obtain and maintain, as and when required under the Online Gambling Regulations, any licenses which are required from a software provider by the HGC, to the extent that Playtech Local Entity is licensed there, for the provision of the Licensed Software hereunder.

3.5.4.	Playtech Local Entity shall, at its own cost, ensure that once the Online Gambling Regulation will enter into effect (with respect to platform providers), the Licensed Software in the Territory shall be in compliance with the Online Gambling Regulation.

4.	Data Protection
4.1.	Any information related to the End Users, including but not limited to End User Data, shall be the exclusive property of the Gamart Local Entity.
4.2.

The Gamart Local Entity will be the Controller of any End User Data and Playtech Local Entity will be the Data Processor, in compliance with the terms of the Clause 13 (Data Protection) of the Agreement and Applicable Law.

5.	Subsequent Changes to the Agreement
5.1.

Any modification, amendment or change agreed between Playtech and Licensee to the Agreement shall, unless otherwise agreed in writing by the Playtech Local Entities and the Gamart Local Entity, apply equally to amend the terms of this Local .gr Agreement automatically and immediately upon such modification, amendment or change taking effect under the Agreement.

5.2.

Save to the extent required by mandatory Local law or regulations, the Local Parties shall take all action and execute any and all additional documentation as is required to give effect to any such modification, amendment or change to the Agreement.

6.	Claims under this Local .gr Agreement
6.1.

Any claim arising under, or in connection with, this Local .gr Agreement shall only be brought by, or against, Playtech Local Entity (or Playtech Local Entities, if applicable) or Licensee (as appropriate) under the terms of the Agreement and, subject to Clause 6.2 below, the Local Parties waive all and any rights to pursue any such claims against the other.

6.2.

Any application for specific performance, an injunction or other non-pecuniary relief not otherwise available to Playtech Local Entity (or Playtech Local Entities, if applicable) or Licensee and relating to the activities of Playtech Local Entities or the Gamart Local Entity may be sought by the relevant party directly against the other party in order to protect its interests or enforce its rights but no damages, fines, compensation or other monetary amount may be sought or accepted by a party from the other in the Territory, provided that for all other applications or claims, the parties shall bring the relevant action before the courts in the City of London, England, in accordance with Clause 18 (Governing Law and Submission to Jurisdiction) of the Agreement.

7.	Notices
7.1.

Any notice to be given by one of the Local Parties in connection with the matters contemplated by this Local .gr Agreement must be in writing, and must be delivered personally or sent by overnight courier, or by prepaid first class post, pre-paid air mail post to the address set out in Clause 7.2 below, in each case with a copy also sent by email to email address set out in Clause 7.2 below. Alternative details may be notified by a Local Party in writing for the purposes of this Clause.

7.2.

Notices shall be treated as received as follows: if delivered by hand, when delivered; if sent by first class post, seventy-two (72) hours after posting; if sent by air mail post, ninety-six (96) hours after posting. Any notices that would be treated as received otherwise than from 9.00 am to 5.00 pm on a Business Day shall be deemed given on the next Business Day.

Address for Playtech Local Entities:

[***]

Address for Gamart Local Entity:

[***]

8.	General

Other than expressly provided herein, all other terms and provisions of the Agreement shall remain in full force and effect and shall apply to this Local .gr Agreement.

In witness whereof, the Local Parties have executed this Local .gr Agreement as of the date first written above.

[***]

Address for Gamart Local Entity:

[***]

8. General

Other than expressly provided herein, all other terms and provisions of the Agreement shall remain in full force and effect and shall apply to this Local .gr Agreement

In witness whereof, the Local Parties have executed this Local.gr Agreement as of the date first written above.

[***]

The undersigned, NOVIGROUP LIMITED, hereby acknowledges and agrees that: (I) until the Effective Date, the undersigned will operate in the Territory under the terms of the Agreement, all subject to and in accordance with the existing regulatory regime in the Territory; (ii) as of the Effective Date, the License and related Services under the Agreement will no longer apply to the Territory, but Instead shall be governed by and be subject to the terms of this Local .gr Agreement; and (iii) in the event that Playtech Local Entities and/or Gamart Local Entity shall not obtain all required licenses for the operation in the Territory until the due date determined under the Online Gambling Regulations, then all activities relating to the Territory shall be prohibited and the Territory shall be deemed to be an Excluded Territory under the Agreement

The undersigned, NOVIGROUP LIMITED, hereby acknowledges and agrees that: (i) until the Effective Date, the undersigned will operate in the Territory under the terms of the Agreement, all subject to and in accordance with the existing regulatory regime in the Territory; (ii) as of the Effective Date, the License and related Services under the Agreement will no longer apply to the Territory, but instead shall be governed by and be subject to the terms of this Local .gr Agreement; and (iii) in the event that Playtech Local Entities and/or Gamart Local Entity shall not obtain all required licenses for the operation in the Territory until the due date determined under the Online Gambling Regulations, then all activities relating to the Territory shall be prohibited and the Territory shall be deemed to be an Excluded Territory under the Agreement.